NEWS RELEASE
Contact:  Roger E. Brooks
          Sharon Binette
          (207) 283-0156

May 21, 1998

INTELLIGENT CONTROLS SETTLES LITIGATION

SACO, Maine, May 21, 1998 - Intelligent Controls, Inc. (INCON, Amex symbol
ITC) announced today the settlement of litigation filed by a former executive in 1996.

Following termination of his employment in June 1996, John Knight filed suit alleging that the Company owed him $287,100 in unpaid bonus payments over a six and a half year period under his 1986 Employment Agreement, plus $574,200 in punitive damages. Knight had also challenged the Company's refusal to allow his post-termination exercise of certain stock options for 248,240 shares. The Company had denied the allegations and asserted certain counterclaims against Knight.

The parties agreed to dismiss the lawsuit in return for a $40,000 payment by the Company to Knight, plus an additional payment equivalent to a repurchase of the 248,240 shares from him at $3.25 per share, minus the aggregate exercise price for his options. The $3.25 per share price is the same price the Company offered to other shareholders in its recently completed tender offer. As part of the terms of settlement, the Company has acknowledged that Knight validly exercised certain of his stock options.

Said INCON's newly elected President and CEO, Roger Brooks: "I am pleased that this litigation has been resolved after so long. The payment to Mr. Knight is essentially equivalent to $40,000 over the value of the shares he has surrendered to the Company. Due to the nature of the transaction, we expect about a $470,000 one-time charge to earnings in the second quarter, after giving effect to the resulting tax deduction. The settlement should have no effect on future periods, other than to avoid ongoing litigation costs and to free up some management time for more productive activities."

Intelligent Controls, Inc., based in Saco, Maine, is a leading supplier of automatic tank gauging systems and line leak detection equipment for the petroleum industry as well as general predictive maintenance instrumentation for the power utility market and other industrial applications.

Additional information about Intelligent Controls, Inc. can be found on the Internet at www.intelcon.com.